Exhibit 99.1
LL&E-ROYALTY TRUST
LL&E ROYALTY TRUST ANNOUNCES NO TRUST DISTRIBUTION FOR JANUARY 2009
LL&E ROYALTY TRUST

The Bank of New York Mellon Trust Company, N.A. — Trustee	NEWS

RELEASE
FOR IMMEDIATE RELEASE
AUSTIN, TEXAS (December 23, 2009) — LL&E Royalty Trust (Pink OTC Markets Symbol-LRTR) announced today that there will be no Trust income distribution for the month of January 2009 for Unit holders of record on January 5, 2009. This release relates to production for the month of October 2009. Royalty income will be $3,820. Royalty income received will be used to pay Trust expenses. At December 23, 2009 the Trust had unpaid expenses of approximately $367,587.
There is no Royalty income for the month of October from the Jay Field, South Pass 89 or Offshore Louisiana properties. Excess production costs incurred through October 2009 to be recouped from future proceeds at the Jay Field, South Pass 89 and Offshore Louisiana properties totaled $10,978,593, $708,461 and $3,251,639 respectively.
Gross Proceeds prior to deductions for Production Costs for the month of October 2009 by property were as follows: $0 for Jay Field property, $0 for South Pass 89 property, and $0 for Offshore Louisiana property.
Production Costs for the month of October 2009 by property are as follows: $636,180 for Jay Field property, $333,256 for South Pass 89 property and $14,760 for Offshore Louisiana property.
As previously announced, the Trustee has received a letter from Quantum Resources Management LLC addressed to all Jay Field royalty interest owners stating that Quantum had temporarily suspended production from the Jay Field on December 22, 2008. The letter stated that Quantum’s decision to suspend production resulted from the dramatic decline in oil prices coupled with high operating expenses.
In October 2009 there was $265,915 and $417,123 added to the South Pass 89 and Offshore Louisiana Property Special Cost Escrow.
The Fee Lands Royalties for the month of October 2009 were $3,820.
The Gross Proceeds, Production Costs and Special Cost Escrow numbers stated above relate to each property as a whole. The Trust’s interest in these properties is 50% for Jay Field, 50% for South Pass 89 and 90% for Offshore Louisiana.

On November 11, 2009, the Trust sold its interests in the south Louisiana properties described in the Trust’s public filings as the “Fee Lands” for approximately $500,000. At the time the Trustee received the approximate $500,000 sales proceeds, the Trust had outstanding expenses of $760,700. Administrative expenses totaling $489,797 have been paid since the receipt of the $500,000 leaving a cash balance of approximately $10,203 and outstanding expenses of $367,587 on December 23, 2009.
The Trust Agreement provided that the Trust must terminate in the event that net revenues, calculated as required by the Trust Agreement, are below $5,000,000 for two successive years. Net revenues for 2007 were approximately $1.6 million, and net revenues for 2006 were approximately $2.1 million. Consequently, the Trust terminated effective December 31, 2007.
As a result of the termination of the Trust, the Trustee retained an investment banking firm to manage the sale of the Trust’s assets. However, on October 23, 2008 the Trust announced that it had postponed the sale of its assets in light of market conditions. The Trustee reviews market conditions frequently, and intends to recommence the marketing process as soon as practicable.
In accordance with the documents governing the Trust, if any asset required to be sold has not been sold by December 31, 2010, the Trustee will cause the asset to be sold at public auction to the highest cash bidder. The Trustee is required to mail notice of any such public auction to all Unit holders at least 30 days prior to any such auction. Except in connection with any proposed non-cash sale, no approval of the Unit holders will be required in connection with the sale of the Trust’s assets.
Subject to limitations set forth in the Trust Agreement, the Trustee is authorized to borrow funds if necessary to pay expenses of the Trust. If permitted, any such borrowings may be on a secured or unsecured basis. The Trustee is authorized by the Trust Agreement to borrow any such funds from itself or from any other person; however, no assurance can be given that the Trustee will be able to borrow money on terms the Trust considers reasonable or at all.
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders and all statements regarding the future status and termination of the Trust. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2008, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	LL&E ROYALTY TRUST The Bank of New York Mellon Trust Company, N.A., as Trustee Mike Ulrich (800) 852-1422 www.businesswire.com/cnn/lrt.htm